Exhibit 10.9
Description of Non-Employee Director Compensation Arrangements
     Set forth below is a description of the compensation arrangements for our non-employee directors.
     All non-employee directors receive an annual retainer of $35,000, payable quarterly in arrears. Members of the Audit and Compensation Committees receive an additional $5,000 per year retainer for serving on those Committees, while members of the other Committees of the Board receive an additional $2,000 per year retainer for each Committee on which he or she serves. The Chairperson of each of the Audit and Compensation Committees receives an additional $10,000 per year for his service as Chairperson, and the Chairperson of each of the Governance and Strategic Planning Committees receives an additional $4,000 per year for his or her service as Chairperson of those Committees. Beginning in 2006, the Lead Director will receive an additional $25,000 per year for his services as Lead Director.
     Each non-employee director also receives an additional $3,000 for each meeting (including Board of Directors and Committee) attended in person and $1,000 for each meeting (including Board of Directors and Committee) attended telephonically. We reimburse our non-employee directors for, or pay directly, all expenses related to attending Board and Committee meetings.
     Non-employee directors may elect to receive all of the foregoing fees in shares of restricted common stock rather than in cash. If a director makes this election, he or she will receive shares with a value equal to 150% of the cash amount owed to him or her. One third of the restricted shares vest on the date of grant; one-third vest on the first anniversary of the grant date; and the final 1/3 vest on the second anniversary of the grant date.
     Finally, our non-employee directors receive an annual grant of 7,500 immediately exercisable stock options, plus 2,550 stock units that vest over a 3-year term. All non-employee director equity awards are made under our 1997 Seventh Amended and Restated Stock Option and Restricted Stock Plan and our 1989 Third Amended and Restated Stock Award Plan (or any successor plans), filed as Exhibits 10.1 and 10.2, respectively, to our Annual Report on Form 10-K for the year ended December 31, 2004.